Exhibit 99

The Middleton Doll Company Reports Fourth Quarter
and 2007 Results

WAUKESHA, Wis.--(BUSINESS WIRE)--The Middleton Doll Company (OTCBB: DOLL) today reported results for the fourth quarter and fiscal year ended December 31, 2007.

Fourth Quarter Highlights

  The company reported a consolidated net loss of $260,337 or $0.07 per diluted share for the fourth quarter of 2007, including net interest expense of $124,644 related to the company’s preferred stock. This compares to net income of $2,008,759 or $0.54 per diluted share for the fourth quarter of 2006.
  The consumer products segment reported a net loss of $129,180 for the fourth quarter of 2007, compared to a loss of $1,035,310 for the same period in 2006. Gross profit was 25.5% of consumer products sales in the fourth quarter of 2007, compared to 23.1% of sales in the fourth quarter of 2006.
  The financial services segment reported a net loss of $6,513 for the fourth quarter of 2007, compared to net income of $991,000 for the comparable prior period.
  In the fourth quarter of 2006, the company reported a net gain of $2,268,103 on the redemption of certain preferred stock shares and paid $215,034 in interest related to preferred stock.

Year-to-Date Highlights

  The company reported a consolidated net loss of $1,495,759 or $0.39 per diluted share for fiscal 2007, including net interest expense of $172,105 related to the company’s preferred stock. This compares to a net loss of $376,088 or $0.10 per diluted share for the same period in 2006.
  The consumer products segment reported a net loss of $1,398,233 for 2007, compared to a loss of $3,411,361 for 2006. Gross profit was 26.3% of consumer products sales in 2007, compared to gross profit of 26.0% of sales for 2006.
  The financial services segment reported income of $74,579 for 2007, compared to net income of $1,661,030 for 2006.
  In 2006, the company reported a net gain on the redemption of certain preferred stock shares of $2,268,103 and paid $893,860 in interest related to preferred stock.

Operations Review

“Although the consumer products segment reported increased sales and decreased operating expenses for a net improvement of 11.5% in 2007 and 17.3% in the prior year, the business continued to incur net losses and negative cash flows from operating activities,” said Salvatore L. Bando, president and chief executive officer of The Middleton Doll Company.

Bando said that while sales of the company’s new “Playbabies” and Middleton NOW line of collector-quality contemporary dolls increased for the year in each of the company’s distribution channels, particularly among its four largest retailers, the improvement was not enough to overcome the continued decline in sales of the company’s Artist Studio Collection of higher-priced collectible dolls. Sales of clocks and other décor items marketed by the company’s License Products subsidiary increased in 2007 and contributed to the overall increase in consumer products sales for the year.

“Based on the company’s financial performance and current financial condition, the report for 2007 from our auditors expresses substantial doubt as to our ability to continue as a going concern. We expect that we will continue to generate losses for the next 12 months. However, based on current projections and excluding any unforeseen circumstances, we anticipate that the cash that will be generated from additional asset sales and existing operations, together with an existing cash balance of $2.1 million and other potential sources of financing, should be sufficient to provide the necessary cash to meet operating and working capital requirements through December 31, 2008,” said Bando.

“However, we anticipate that we will not have sufficient funds to redeem the $9.39 million of preferred stock by July 1, 2008. We are actively pursuing various alternatives to address all of our financial obligations, including the redemption of preferred stock, but there is no assurance that this can be achieved,” said Bando.

The Middleton Doll Company currently operates in two segments, consumer products and financial services. The company's consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer and marketer of lifelike collectible and play dolls, and License Products, Inc., which does business as FirsTime Manufactory, a designer and marketer of clocks and home décor products that are sold to major national retailers. The company's financial services segment is comprised primarily of the remaining assets of the lending and real estate leasing business of its former subsidiary, Bando McGlocklin Small Business Lending Corporation, now owned by Lee Middleton Original Dolls. Beginning on January 4, 2006, the financial services segment began selling substantially all of its loans, loan participations and leased real estate properties. The company does not intend to continue in the financial services segment after the remaining financial services segment’s assets are sold.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include: the degree of success of the strategy to reduce expenses and to increase revenue in the consumer products segment; the declining demand for collectible dolls in the consumer products segment; our ability to provide the necessary cash to meet operating and working capital requirements beyond 2007; and the timing of sales and the selling prices of the remaining assets of the financial services segment.

The Middleton Doll Company news releases are available on-line 24 hours a day at: http://www.middletondollcompany.com

The Middleton Doll Company
(OTCBB:DOLL)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

STATEMENTS OF OPERATIONS BY SEGMENT
Consumer Products:
Net sales	$4,885,307	$4,712,848	$12,658,183	$12,044,872
Cost of sales	3,638,176	3,625,366	9,332,580	8,917,258
Gross profit	1,247,131	1,087,482	3,325,603	3,127,614
Other expenses (income):
Operating expenses	1,392,115	1,656,200	5,481,614	6,192,993
Impairment of goodwill	-	506,145	-	506,145
Gain on sale of property	-	-	(611,140)	-
Other (income)	(15,804)	(39,553)	(146,638)	(160,163)
Income tax expense	-	-	-	-
Total other expenses	1,376,311	2,122,792	4,723,836	6,538,975

Net consumer products segment loss	$(129,180)	$(1,035,310)	$(1,398,233)	$(3,411,361)

Financial Services:
Net rental/interest income:
Interest on loans	$-	$15,399	$1,297	$323,992
Rental income	3,300	99,390	107,020	770,530
Interest expense	-	-	-	(321,388)
Loss on early extinguishment of indebtedness	-	-	-	(289,034)
Total net rental/interest income	3,300	114,789	108,317	484,100

Other income:
Other income	2,050	80,677	16,279	117,001
Gain on sale of leased properties	-	821,351	-	2,235,207
Total other income	2,050	902,028	16,279	2,352,208

Other expenses:
Provision for impairment of leased property	-	-	-	98,812
Provision for losses on loans	-	-	-	250,000
Depreciation expense on leased properties	-	18,438	21,276	138,714
Other operating expenses	11,863	7,379	28,741	687,752
Income tax expense	-	-	-	-
Total other expenses	11,863	25,817	50,017	1,175,278
Net financial services segment income (loss)	$(6,513)	$991,000	$74,579	$1,661,030

Net income (loss):
Consumer Products	$(129,180)	$(1,035,310)	$(1,398,233)	$(3,411,361)
Financial Services	(6,513)	991,000	74,579	1,661,030
Interest expense related to preferred stock	(137,708)	(215,034)	(542,144)	(893,860)
Interest income on redemption of preferred
stock, net of accrued interest and expenses	13,064	2,268,103	370,039	2,268,103

Net income (loss) applicable to
common shareholders	$(260,337)	$2,008,759	$(1,495,759)	$(376,088)

Basic income (loss) per common share	$(0.07)	$0.54	$(0.40)	$(0.10)
Diluted income (loss) per common share	$(0.07)	$0.54	$(0.39)	$(0.10)

Average shares outstanding - Basic	3,802,589	3,727,589	3,783,274	3,727,589
Average shares outstanding - Diluted	3,825,316	3,727,589	3,826,731	3,727,589

CONTACT:
The Middleton Doll Company
Craig Bald
(262) 347-2904